EXHIBIT 99.1
CONTACT:
Tom Steinbauer
Senior Vice President of Finance, Chief Financial Officer
Ameristar Casinos, Inc.
(702) 567-7000
AMERISTAR CASINOS INCREASES THIRD
QUARTER 2006 FINANCIAL GUIDANCE
Las Vegas, Nevada, October 5, 2006–Ameristar Casinos, Inc. (Nasdaq-GS: ASCA) today updated its financial guidance for the third quarter of 2006.
     Based on preliminary results of operations, we have revised our previously issued third quarter financial guidance and currently estimate operating income of $43.0 million to $44.0 million (increased from prior guidance of $36.0 million to $38.0 million), EBITDA of $67.0 million to $68.0 million (increased from prior guidance of $61.0 million to $63.0 million) and diluted earnings per share of $0.35 to $0.36 (increased from prior guidance of $0.27 to $0.29). Our revised guidance gives effect to $24.0 million of estimated depreciation expense and $12.5 million of estimated interest expense. Our previously issued guidance anticipated $25.0 million of depreciation expense and $12.0 million of interest expense.
     Further details of the key drivers of this improved performance will be covered in the press release discussing our third quarter earnings, which is scheduled to be issued at 4:00 p.m. Eastern Time on October 25, 2006, and the conference call to follow at 5:00 p.m. Eastern Time.
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Forward-Looking Information
     This press release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2005 and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.
About Ameristar
     Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by innovative architecture, state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar’s focus on the total entertainment experience and the highest quality guest service has earned it a leading market share position in each of the markets in which it operates. Founded in 1954 in Jackpot, Nevada, Ameristar has been a public company since November 1993. The company has a portfolio of seven casinos in six markets: Ameristar St. Charles (greater St. Louis); Ameristar Kansas City; Ameristar Council Bluffs (Omaha, Nebraska and southwestern Iowa); Ameristar
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Vicksburg (Jackson, Mississippi and Monroe, Louisiana); Ameristar Black Hawk (Denver metropolitan area); and Cactus Petes and the Horseshu in Jackpot, Nevada (Idaho and the Pacific Northwest).
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Visit Ameristar Casinos’ web site at www.ameristar.com
(which shall not be deemed to be incorporated in or a part of this news release).